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                                                                      Exhibit T

THIS AGREEMENT IS DATED MAY 30, 2001

BETWEEN:

1. ECO TELECOM LIMITED a company organized and existing under the laws of Gibraltar (the "INVESTOR");

2. OPEN JOINT STOCK COMPANY "VIMPEL-COMMUNICATIONS", an open joint stock company organized and existing under the laws of the Russian Federation ("VIP");

3. CLOSED JOINT STOCK COMPANY "VIMPELCOM-REGION", a closed joint stock company organized and existing under the laws of the Russian Federation ("VIP-R" and, together with the Investor and VIP, collectively, the "TRANSACTION PARTIES"); and

4. CITIBANK T/O (OOO), a commercial bank organized and existing under the laws of the Russian Federation (the "ACCOUNT BANK" and, together with the Transaction Parties, collectively, the "PARTIES")

WHEREAS:

(A) Concurrently with the execution and delivery of this Agreement, the Transaction Parties are entering into a series of agreements, pursuant to which certain Transaction Parties intend, among other things, to invest in VIP and VIP-R (the transactions contemplated by such agreements being, collectively, the "TRANSACTION");

(B) The Investor is a party to that certain Primary Agreement dated on the date of this Agreement (the "VIP PRIMARY AGREEMENT"), pursuant to which VIP has agreed to issue and sell, and the Investor has agreed to subscribe for and purchase, 5,150,000 shares of VIP common stock ("VIP STOCK") on the terms and subject to the conditions set forth therein;

(C) The Investor, VIP, and VIP-R are parties to that certain VIP-R Primary Agreement dated on the date of this Agreement (the "VIP-R PRIMARY AGREEMENT"), pursuant to which, inter alia, VIP-R has agreed to issue and sell, and VIP has agreed to subscribe for and purchase, certain shares of VIP-R voting capital stock ("VIP-R STOCK") on the terms and subject to the conditions set forth therein;

(D) As part of the Transaction, at the "Closing" under and as defined in the VIP Primary Agreement (the "CLOSING") and the "First Closing" under and as defined in the VIP-R Primary Agreement, the Investor is to pay US$103,000,000 (the "INVESTOR'S PURCHASE PRICE"), and VIP is to take the Investor's Purchase Price and use it to pay VIP-R for VIP-R Stock;

(E) The Investor, VIP and Citibank, NA., a commercial bank organized and existing under the laws of the United States of America acting through its London Branch (the "ESCROW AGENT") are parties to that certain Escrow Agreement dated on the date of this Agreement (the "ESCROW AGREEMENT") pursuant to which the Investor has deposited a portion of the Investor's Purchase Price equal to US$50,000,000 (the "INITIAL DEPOSIT AMOUNT") in escrow with the Escrow Agent for disbursement in accordance with the Escrow Agreement; and

(F) To facilitate the Transaction, the Transaction Parties have requested the Account Bank to open certain accounts and make certain transfers and conversions in accordance with the terms of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.       INTERPRETATION

(1) The definitions of the terms listed on SCHEDULE 5 may be found at the location specified therein. In addition, the following terms shall have the meanings specified below:

         "BUSINESS DAY" means a day other than a Saturday, a Sunday, or any day on which banks in any of London, England, Moscow, Russia, New York, USA and Oslo, Norway are authorized or obliged to close.


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         "CLOSING DATE" shall mean the date notified as such in the Preliminary
         Closing Notice which date shall be no later than the Latest Closing Date and at least 5 (five) Business Days after the receipt by the Account Bank from VIP of such Preliminary Closing Notice.

         "CLOSING DEPOSIT AMOUNT" means US$53,000,000 in cleared funds.

         "ESCROW AGENT FUNDING NOTICE" means a notice from the Escrow Agent to the Account Bank and the Transaction Parties by the close of business (London time) on the Business Day preceding the Closing Date stating that, subject to receipt of (i) a Final Closing Notice from the Investor and VIP and (ii) a Readiness Notice from the Account Bank, the transfer of the Initial Deposit Amount to the VIP Dollar Account will be effected by the Escrow Agent on the Closing Date.

         "FINAL CLOSING NOTICE" means a notice from the Investor and VIP to the Account Bank substantially in the form of SCHEDULE 3 with the dates appropriately completed.

         "LATEST CLOSING DATE" shall mean November 30, 2001 or such later date, not later than the sixth Business Day after November 30, 2001, as the Investor and VIP may notify the other Parties in writing signed by both the Investor and VIP and delivered to the other Parties on or before the first Business Day after November 30, 2001, in accordance with CLAUSE 9.

         "PRELIMINARY CLOSING NOTICE" means a notice from VIP to the Account Bank substantially in the form of SCHEDULE 1 with the dates appropriately completed.

         "READINESS NOTICE" means a notice from the Account Bank to the Escrow Agent substantially in the form of SCHEDULE 4 with the date appropriately completed.

         "RUBLES" means the lawful currency of the Russian Federation.

         "SPECIAL SERVICES FEE AMOUNT" means an amount equal to all amounts received by the Investor under CLAUSE 5(2)(iii)(bb) and CLAUSE 5(2)(iii)(cc) of the Escrow Agreement in respect of interest on the Principal Amount from the Meeting Date (both as defined in the Escrow Agreement) to but excluding the Closing Date.

         "TERMINATION NOTICE" means a notice from the Investor and VIP to the Escrow Agent (with a copy to the Account Bank) substantially in the form of SCHEDULE 2 with the dates appropriately completed.

         "US$" means lawful currency of the United States of America.

         "VIP DOLLAR ACCOUNT" shall mean US$ denominated account number 40702840400700474054 in the name of and for the benefit of VIP with the Account Bank.

         "VIP RUBLE ACCOUNT" shall mean Ruble denominated account number 40702810600700474062 in the name of and for the benefit of VIP with the Account Bank

         "VIP RUBLE REGULAR ACCOUNT" shall mean Ruble denominated account number 40702810800700474011 in the name of and for the benefit of VIP with the Account Bank.

         "VIP-R RUBLE ACCOUNT" shall mean Ruble denominated account number 40702810800700809013 in the name of and for the benefit of VIP-R with the Account Bank.

         (2)      Construction

         The index to and headings in this Agreement are for convenience only and should not be taken into account in construing this Agreement.

2.       APPOINTMENT OF ACCOUNT BANK

         The Transaction Parties hereby appoint the Account Bank to take any and all actions with respect to the Investor Dollar Account, VIP Dollar Account, VIP Ruble Account, VIP Ruble Regular Account and VIP-R Ruble Account as may be necessary to satisfy the terms and conditions of this Agreement, and the Account Bank hereby accepts such appointment.


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3.       THE ESCROW ACCOUNT; ACCOUNTS WITH ACCOUNT BANK

         (1) The Investor has the following bank account (the "ESCROW ACCOUNT") in the name of and for the benefit of the Investor with the Escrow Agent: Purchase Account, designated account number 10111759 denominated in US$. The Investor shall open a US$ denominated account in the name of and for the benefit of the Investor (the "INVESTOR DOLLAR ACCOUNT") with the Account Bank no later than July 1, 2001. The Investor Dollar Account shall be maintained solely for the purpose, and on the terms and subject to the conditions, of this Agreement.

         (2) VIP has the VIP Dollar Account, the VIP Ruble Account, and the VIP Ruble Regular Account with the Account Bank. The VIP Dollar Account and VIP Ruble Account shall be maintained solely for the purpose, and on the terms and subject to the conditions, of this Agreement.

         (3) VIP-R has the VIP-R Ruble Account with the Account Bank. The VIP-R Ruble Account shall be maintained solely for the purpose, and on the terms and subject to the conditions, of this Agreement.

4.       TRANSACTION PARTY UNDERTAKINGS

         (1) VIP or the Investor and VIP, as applicable, shall give the Account Bank notices, or copies thereof, as follows:

                  (i) PRELIMINARY CLOSING NOTICE. No later than five (5) Business Days before the Closing Date, VIP shall deliver a duly executed Preliminary Closing Notice substantially in the form of SCHEDULE 1 hereto, signed by VIP, to the Account Bank.

                  (ii) TERMINATION. If, pursuant to the Escrow Agreement, the Investor and VIP shall deliver a Termination Notice substantially in the form of SCHEDULE 2 hereto, signed by the Investor and VIP, to the Escrow Agent, then contemporaneously therewith, the Investor and VIP shall deliver a copy of such Termination Notice to the Account Bank.

         (2) The Investor shall deposit the Closing Deposit Amount in the Investor Dollar Account no later than the close of business (Moscow time) two (2) Business Days before the Closing Date or such later time, not later than 10:30 a.m. (Moscow time) on the Closing Date, as may be acceptable to the Account Bank in its sole discretion. No later than the close of business, Moscow time, on the first and second Business Days before the Closing Date, the Account Bank shall advise VIP and the Investor in writing whether or not the Account Bank has received the Closing Deposit Amount and holds such amount in the Investor Dollar Account and, if the Account Bank does not hold such amount in such account, whether or not the Account Bank has received US$ in cleared funds (not consisting of the Initial Deposit Amount or any portion thereof received by the Account Bank from the Escrow Agent) in the amount of the Closing Deposit Amount for deposit in the VIP Dollar Account and the Account Bank holds such sum in the VIP Dollar Account in accordance with CLAUSE 5(2)(I). The Investor and VIP hereby expressly authorize the Account Bank to provide such information.

         (3) No later than the close of business, Moscow time, two (2) Business Days before the Closing Date, the Investor and VIP shall execute and deliver in person to the Account Bank customary documentation required by the Account Bank and such supporting documents as may be required under applicable law, including, without limitation, foreign exchange regulations (collectively the "TRANSFER DOCUMENTS") in connection with all the transfers and currency conversions contemplated by this Agreement to be effected on the Closing Date. All Transfer Documents shall be in form acceptable to the Account Bank.

         (4) In case the Account Bank is unable to obtain in the market on the Closing Date the Conversion Exchange Rate, the Account Bank shall nevertheless process the Conversion at the Conversion Exchange Rate in accordance with CLAUSE 5(2). VIP shall immediately indemnify the Account Bank against any and all losses incurred by the Account Bank as a result of the actual rate of exchange being different from the Conversion Exchange Rate. Hereby, VIP expressly authorizes the Account Bank to charge the amount of such loss in Rubles on the Closing Date or such later date as the Account Bank may select from the VIP Ruble Regular Account. Hereby, VIP commits to have for this



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                  purpose in the VIP Ruble Regular Account on the
                  Closing Date a balance in Rubles of not less than one percent (1%) of the amount calculated as follows:

                  (i) the total amount (in Ruble equivalent at the official exchange rate for US$ of the Russian Central Bank as in effect for the Closing Date) to be converted from US$ into Rubles on the Closing Date in accordance with CLAUSE 5(2); less

                  (ii) the total amount (in Ruble equivalent at the official exchange rate for US$ of the Russian Central Bank as in effect for the Closing Date) to be converted for whatever reason (as part of the Transaction or otherwise) from Rubles into US$ by VIP and its subsidiaries on the Closing Date.

         VIP shall, and if applicable shall cause its subsidiaries to, provide the Account Bank with all instructions necessary in the Account Bank's opinion for the currency conversions referred to in item (ii) above at the time specified for delivery of the Transaction Documents in CLAUSE 4(3). If any of the conversions referred to in item (ii) above are, in the opinion of the Account Bank, impossible to process for any reason (including, but not limited to, the foreign exchange regulations of the Russian Federation), such conversions will be excluded from item (ii) above for the purpose of the calculations above. The Account Bank shall not include its foreign exchange commission in the calculation of the exchange rate for the Conversion. VIP hereby expressly authorizes the Account Bank to charge the amount of such commission in Rubles on the Closing Date or such later date as the Account Bank may select from the VIP Ruble Regular Account.

         (5) If the conditions precedent to the obligations of the Investor under Article VIII of the VIP Primary Agreement (other than delivery of the VIP Stock and payment by Telenor East Invest AS of its portion of the "Purchase Price" as defined in the VIP Primary Agreement) and the conditions precedent to the obligations of VIP under Article IX of the VIP Primary Agreement (other than payment of the "Purchase Price" as defined in the VIP Primary Agreement) have then been satisfied or waived, then no later than 10:00 a.m. (Moscow time) on the Closing Date, or such later time, not later than 10:45 a.m. (Moscow time) on the Closing Date as may be acceptable to the Account Bank in its sole discretion (the "LATEST FINAL CLOSING NOTICE TIME"), the Investor and VIP shall execute and deliver in person to the Account Bank a Final Closing Notice substantially in the form of SCHEDULE 3.

         (6) If there is a Dollar Overdraft Amount in the VIP Dollar Account at the end of any Moscow Business Day, VIP shall pay on demand of the Account Bank the amount of such Dollar Overdraft Amount outstanding at the end of such Moscow Business Day, together with interest thereon calculated in accordance with CLAUSE 4(7) in US$ by credit to the VIP Dollar Account. VIP hereby authorizes the Account Bank, if and to the extent that payment of any Dollar Overdraft Amount outstanding at the end of a Moscow Business Day is not made by VIP upon demand or when otherwise due hereunder, to charge from time to time (i) prior to the completion of the transfers and conversions to be made in accordance with CLAUSE 5(2) and CLAUSE 5(4), the balance of any US$ account of VIP with the Account Bank other than the VIP Dollar Account and (ii) after the completion of such transfers and conversions, the balance of any US$ account of VIP with the Account Bank, to make such payment.

         (7) Interest shall be computed daily on the Dollar Overdraft Amount and shall be payable monthly on the last day of each calendar month, and on demand of the Account Bank, at a fluctuating rate per annum set by the Account Bank (the "DOLLAR OVERDRAFT RATE") and notified to VIP in accordance with CLAUSE 9. The Dollar Overdraft Rate on the date of this Agreement is 12 percent (12%) per annum; provided, that the Account Bank may revise such rate at the beginning of any calendar month by notice to VIP in accordance with CLAUSE 9. Computations of interest shall be made by the Account Bank on the basis of a year of 365/6 days for the actual number of days (excluding the first day but including the last day) occurring in the period for which interest is payable. Whenever any payment hereunder shall be stated to be due on a day other than a day on which banks are not required or authorized by law to close in Moscow (any such other day being a "MOSCOW BUSINESS DAY"), such payment shall be made on the next succeeding Moscow Business Day, and such extension of time shall be included in the computation of interest payable. The Account Bank will, from time to time, prepare and send to VIP statements of the VIP Dollar Account showing the charges made thereto, the Dollar Overdraft Amount, and interest thereon. Such statements, and any photocopies of items and other records held by the Account Bank relating to the Investor Dollar Account and to the VIP Dollar Account, the VIP Ruble Account, VIP Ruble Regular Account or any of VIP or its subsidiaries' other accounts with the Account Bank, shall constitute evidence of the relevant matter hereunder.



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         (8)      For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the Account Bank will be available beyond the customary end of the Moscow Business Day on the Closing Date for as long as necessary to receive the transfer of the Initial Deposit Amount from the Escrow Agent in accordance with the Escrow Agreement, and will not charge interest in respect of any overdraft in the VIP Dollar Account at the customary end of such Moscow Business Day to the extent that such overdraft is removed prior to the beginning of the following Moscow Business Day.

         (9) The Investor will provide a copy of any payment confirmation or other account information reflecting payment of any amounts received by the Investor under CLAUSE 5(2)(iii)(bb) and CLAUSE 5(2)(iii)(cc) of the Escrow Agreement promptly upon receipt thereof.

5.       OPERATING PROCEDURES

         (1) Except as otherwise expressly provided in this Agreement and the Schedules hereto (as amended from time to time), all determinations of Ruble equivalents of amounts of US$ for payments to be made pursuant to this Agreement shall be at the official rate of the Russian Central Bank as in effect for the Moscow Business Day preceding the date of such payment.

         (2) Subject to timely (including with reference to any extension of time to deposit the Closing Deposit Amount in the Investor Deposit Account or any extension of the time to deliver the Final Closing Notice granted by the Account Bank in its sole discretion pursuant to CLAUSE 4(2) or CLAUSE 4(5), as applicable) receipt by the Account Bank of all of the following:

                  (i) cleared funds in the amount of the Closing Deposit Amount for deposit in the Investor Dollar Account or cleared funds (not consisting of the Initial Deposit Amount or any portion thereof received by the Account Bank from the Escrow Agent) in the amount of the Closing Deposit Amount for deposit in the VIP Dollar Account;

                  (ii)     all of the Transfer Documents as specified in CLAUSE
                           4(3);

                  (iii) an Escrow Agent Funding Notice signed by the Escrow Agent; and

                  (iv) a Final Closing Notice signed by the Investor and VIP;

         and the further conditions that:

                  (w) in the reasonable opinion of the Account Bank there is no reason (any such reason being a "COMPLETION DIFFICULTY") for any of the currency conversions and transfers contemplated by this CLAUSE 5 to be illegal or otherwise impossible to process (in particular, but without limiting the generality of this condition, it shall be a Completion Difficulty if any of the accounts which are to be used in the course of such currency conversions and transfers are frozen by the tax authorities);

                  (x) after giving effect to any overdraft in the VIP Dollar Account resulting from the conversion contemplated by this CLAUSE 5(2), the aggregate of all overdrafts in the VIP Dollar Account (such aggregate at any time outstanding being the "DOLLAR OVERDRAFT AMOUNT") shall not exceed Fifty-Five Million U.S. Dollars (US$55,000,000); and

                  (y) the Account Bank has not then received notice from the Escrow Agent that the Escrow Agent will not, notwithstanding the Escrow Agent Funding Notice, transfer the Initial Deposit Amount to the VIP Dollar Account on the Closing Date;

         the Account Bank shall, no later than 10:45 a.m., Moscow time, on the Closing Date upon presentment by VIP of an instruction to sell up to One Hundred and Twenty Million U.S. Dollars (US$120,000,000) from the VIP Dollar Account and place the Ruble proceeds of such sale to the VIP Ruble Account, commence the processing of such currency conversion (the "CONVERSION") at the exchange rate (the "CONVERSION EXCHANGE RATE") which is the higher of (i) the actual market rate the Account Bank offers to its clients on the Closing Date and (ii) the Russian Central Bank rate for the Moscow Business Day preceding the Closing Date.



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         (3)      At or before the time that the Account Bank begins to process the Conversion and the transfers contemplated by CLAUSE 5(4) in accordance with this Agreement and in such event no later than 10:45 a.m. (Moscow time) on the Closing Date, the Account Bank shall (i) deliver by facsimile a Readiness Notice substantially in the form of SCHEDULE 4 hereto, signed by the Account Bank, to the Escrow Agent and the Transaction Parties at the addresses for the Escrow Agent and the Transaction Parties specified in CLAUSE 9 and (ii) (unless such sum is already on deposit in the VIP Dollar Account) transfer the Closing Deposit Amount from the Investor Dollar Account to the VIP Dollar Account with details of payment as follows:

                  PAYMENT BY ECO TELECOM LIMITED FOR NEWLY ISSUED SHARES OF OJSC "VIMPEL-COMMUNICATIONS" PURSUANT TO SALE-PURCHASE AGREEMENT NO. AV-01, RUSSIAN CENTRAL BANK REGULATION 660-U.

         (4) As soon as reasonably practicable after completion of the Conversion, the Account Bank shall:

                  (i) credit the Rubles generated from the Conversion to the VIP Ruble Account;

                  (ii) transfer in accordance with SCHEDULE 6 from the VIP Ruble Account to the VIP-R Ruble Account the Ruble equivalent of the US$ amount specified and with details of payment as specified in SCHEDULE 6;

                  (iii) transfer in accordance with SCHEDULE 7 from the VIP Ruble Regular Account to the VIP-R Ruble account the Ruble equivalent of the US$ amount specified and with details of payment as specified in SCHEDULE 7; and

                  (iv) transfer, in accordance with SCHEDULE 8 from the VIP-R Ruble Account, the Ruble equivalents of the US$ amounts, with the details of payment, and to the accounts specified in SCHEDULE 8.

         The Account Bank shall promptly confirm in writing to VIP, VIP-R and the Investor in the form of standard banking documents (including statements of accounts and other similar documents) issued by the Account Bank that it has effected the Conversion and transfers to be made in accordance with CLAUSE 5(2), CLAUSE 5(3) and this CLAUSE 5(4). The Investor, VIP and VIP-R hereby expressly authorize the Account Bank to provide information and documents related to the Investor Dollar Account, VIP Dollar Account, VIP Ruble Account and VIP-R Ruble Account to the Transaction Parties for the purpose of confirming the completion of the transactions contemplated in CLAUSE 5(2), CLAUSE 5(3) and this CLAUSE 5(4).

         (5) Until the termination of this Agreement all funds on deposit in the Investor Dollar Account, VIP Dollar Account, VIP Ruble Account and VIP-R Ruble Account shall be used exclusively in accordance with CLAUSE 5, including, without limitation, this CLAUSE 5(5).

         (6) The Account Bank shall pay the Investor interest on the sums on deposit from time to time in the Investor Dollar Account as may be agreed by the Account Bank and the Investor in a separate writing; provided, that the Account Bank shall not disburse the principal from time to time on deposit in the Investor Dollar Account except in accordance with this Agreement.

         (7) VIP and VIP-R may amend SCHEDULE 8 hereto from time to time by delivering an amended SCHEDULE 8 to the other Parties in accordance with CLAUSE 9, which amendment shall state expressly that such amended SCHEDULE 8 is to replace the
                  SCHEDULE 8 hereto (or any prior amendment to SCHEDULE 8 delivered in accordance with this CLAUSE 5(7)) and shall be signed by both an officer of VIP and by both the Chief Executive Officer and the Chairman of the Board of VIP-R. No such amendment shall take effect until five (5) Business Days after the amended SCHEDULE 8 is received by the Account Bank. For purposes of this CLAUSE 5(7), an amendment shall be deemed received by the Account Bank upon written confirmation of such receipt by the Account Bank to the Transaction Parties.

         (8) Each of the Transaction Parties hereby irrevocably and expressly instructs the Account Bank to make, and consents to, all disbursements, transfers and payments provided for in this Agreement; provided that the Account Bank shall not comply with any amendment to SCHEDULE 8 delivered to the Account Bank in accordance with CLAUSE 5(7) herein if such amendment requires the Account Bank to disburse, transfer, convert or pay funds from the VIP-R Ruble Account in excess of the aggregate


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                  amount of funds the Account Bank is instructed to credit to the VIP-R Ruble Account as specified in CLAUSE 5(4) of this Agreement. Except as necessary or desirable in connection with the transfers contemplated by this Agreement, none of the Transaction Parties shall submit any Transfer Documents to the Account Bank in respect of the Investor Dollar Account, the VIP Dollar Account, the VIP Ruble Account and/or the VIP-R Ruble Account.

         (9) The Account Bank shall be fully protected in relying on any Final Closing Notice and shall not have any responsibility for determining whether or not any conditions precedent to the obligations of the Investor or the obligations of VIP under the VIP Primary Agreement have been satisfied or waived. If, on or before the Latest Final Closing Notice Time, the Account Bank shall not have received a duly executed Final Closing Notice signed by the Investor and VIP or shall determine that a Completion Difficulty exists, then it shall not commence the Conversion or the transfers contemplated by CLAUSE 5(3) and 5(4) and (i) if the Closing Deposit Amount has been deposited in the Investor Dollar Account in accordance with CLAUSE 4(2), the Account Bank shall retain or return the Closing Deposit Amount to the Investor as the Investor shall instruct the Account Bank, (ii) any Preliminary Closing Notice delivered to the Account Bank pursuant to CLAUSE 4(1)(i) shall be void and without effect, (iii) if the Account Bank has determined that a Completion Difficulty exists, it shall promptly notify each of the Transaction Parties and the Escrow Agent and (iv) this Agreement shall remain in effect as if such Preliminary Closing Notice had not been so delivered to the Account Bank.

         (10) Except as specifically provided in this Agreement, the Account Bank shall have no duties or responsibilities and shall not be liable hereunder save for its own gross negligence or willful default. The Parties agree that, notwithstanding any term of this Agreement to the contrary, the Account Bank shall have no liability for following instructions relating to any and all transfers of funds from or into bank accounts governed by this Agreement if required or prohibited by Russian law, as applicable, whether such instructions are from governmental entities, the account holder, or any other person entitled under Russian law to give such instructions. The Account Bank shall not be liable for its failure to complete any transaction performed pursuant to this Agreement, including currency conversions and transfers between accounts of the Parties, resulting from limitations imposed by applicable laws, acts of government bodies, officials, or other acts beyond the control of the Account Bank, including market conditions. The Account Bank shall be entitled to rely upon any order, judgment, certification, demand, notice, or other written instrument delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or validity or the service thereof. The Account Bank may act in reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

6.       ACCOUNTS WITH ACCOUNT BANK

         It is further agreed that the Account Bank does not have any interest in any amount deposited in the Investor Dollar Account, VIP Dollar Account, VIP Ruble Account, or VIP-R Ruble Account hereunder but is serving as custodian only. Except as expressly provided in this Agreement to the contrary, none of the funds in the Investor Dollar Account, VIP Dollar Account, VIP Ruble Account, or VIP-R Ruble shall be subject to any lien or attachment by any creditor of any party (other than those arising by operation of law) and all of such funds shall be used solely for the purpose set forth in this Agreement.

7.       [INTENTIONALLY OMITTED]

8.       FEES AND EXPENSES

         (1) In consideration of the performance of its role under this Agreement, VIP and the Investor shall pay to the Account Bank a Banking Service Fee of US$15,000, which is due and payable in equal amounts by each of VIP and the Investor within thirty
                  (30) days of presentment of an invoice for such fee.

         (2) As additional consideration for the performance by the Account Bank of its role under this Agreement, the Investor shall pay the Account Bank a fee in the amount of the Special Services Fee Amount on the tenth (10th) Business Day after the Closing, subject to timely receipt of interest from the Escrow Agent in accordance with the Escrow Agreement. Such fee shall not be payable if the Closing does not occur.

         (3) All amounts of whatever nature payable to, and recoverable by, the Account Bank pursuant to the terms of this Agreement shall be payable, without set-off or counterclaim, by the Transaction Parties, as applicable, on the earlier of the date specified in this Agreement and thirty (30) Business Days following the receipt of any invoice from the Account Bank, which invoice shall be delivered to VIP and the Investor in accordance with CLAUSE 9 hereof.

9.       NOTICES

         All communications required pursuant to this Agreement shall be addressed to the respective party as follows:

         (1)      If to the Investor, to:

                  Eco Telecom Limited
                  Suite 2, 4 Irish Place
                  Gibraltar
                  Attention:  Franz Wolf
                  Fax:  +350-41988

                  OOO Alfa-Eco
                  21, Novy Arbat
                  121019 Moscow
                  Russian Federation
                  Attention:  Stanislav Shekshnya

                  Fax:  +7 095  201 5914

                  and a copy to:

                  Herbert Smith CIS Legal Services
                  24, Korobeinikov Pereulok
                  119034 Moscow
                  Russian Federation
                  Attention:   Vladimir Afonkin

                  Fax:   +7 095 363 6501

         (2)      If to the Escrow Agent, to:

                  Citibank, N.A.
                  Cottons Centre
                  Hay's Lane
                  London SE1 2QT
                  Attention:   Carl Hardie/Mark O'Hare

                  Fax:     (+44 20) 7500 5857/2931

         (3)      If to VIP, to:

                  OJSC "Vimpel-Communications"
                  10-12, Ulitsa 8-Marta
                  125803, Moscow
                  Russian Federation
                  Attention:  Jo Lunder

                  Fax:   +7 095 755 3682

                  with a copy to:

                  Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                  Ducat Place II
                  7, Ulitsa Gasheka
                  123056, Moscow
                  Russian Federation
                  Attention:  Melissa J. Schwartz

                  Fax:   +7 095 974 2412

         (4)      If to VIP-R, to:
                  CJSC "Vimpelcom-R"
                  10-12, Ulitsa 8-Marta
                  125803, Moscow
                  Russian Federation
                  Attention: General Counsel

                  Fax: +7 095 755 3682

                  with a copy to:

                  Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                  Ducat Place II
                  7, Ulitsa Gasheka
                  123056, Moscow
                  Russian Federation
                  Attention:  Melissa J. Schwartz

                  Fax:   +7 095 974 2412; and

                  Herbert Smith CIS Legal Services
                  24, Korobeinikov Pereulok,
                  119034 Moscow
                  Russian Federation
                  Attention:   Vladimir Afonkin

                  Fax:   +7 095 363 6501


         (5)      If to the Account Bank, to:

                  Citbank T/O (OOO)
                  8-10 Gasheka St.
                  125047 Moscow, Russian Federation
                  Attention:  Andrei Silkin

                  Fax:   +7 095 725 6892

         All such notices, requests and other communications will (a) if delivered personally to the address provided in this CLAUSE 9, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number provided in this Clause 9, be deemed given upon printed electronic confirmation of receipt, and (c) if delivered by courier to the address provided in this CLAUSE 9, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this CLAUSE 9). Any Party from time to time may change its address, facsimile number or other information for the purpose of notices hereunder by giving notice of such change to the other Parties.

10.      GENERAL

         (1) This Agreement shall be binding upon and inure solely for the benefit of the Parties and their respective successors and assigns. Unless otherwise expressly permitted by this Agreement, no Party may assign or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other Parties.

         (2) No Party shall be bound by any amendment or modification of this Agreement, including the transfer of any interest hereunder, unless such amendment or modification is in writing and signed by or on behalf of each Party; provided, however, that the Parties shall be bound by any amendment to SCHEDULE 8 hereto effected in accordance with the provisions of this Agreement.

         (3) Terms of this Agreement may only be waived by written consent signed by or on behalf of each Party. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision and any extension of time for the performance of any obligation shall not be deemed to be an extension of time for the performance of any other obligation.

         (4)      Governing Law; Arbitration; Waiver of Sovereign Immunity

                  (a) This Agreement shall be governed by and construed in accordance with the laws of the Russian Federation.

                  (b) Any and all disputes and controversies arising under, relating to or in connection with this Agreement shall be settled in the Arbitrazh Court of the City of Moscow in accordance with the applicable laws of the Russian Federation.

                  (c) Each of the Transaction Parties and the Account Bank hereby represents and acknowledges that it is acting solely in its commercial capacity in executing and delivering this Agreement and in performing its obligations hereunder, and each of the Transaction Parties and the Account Bank hereby irrevocably waives with respect to all disputes, claims, controversies and all other matters of any nature whatsoever that may arise under or in connection with this Agreement and any other document or instrument contemplated hereby, all immunity it may otherwise have as a sovereign, quasi-sovereign or state-owned entity (or similar entity) from any and all proceedings (whether legal, equitable, arbitral, administrative or otherwise), attachment of assets, and enforceability of judicial or arbitral awards.

         (6) If any provision in this Agreement or any other document executed in connection herewith is or shall become invalid, illegal or unenforceable in any jurisdiction, the invalidity, illegality or unenforceability of such provision in such jurisdiction shall not affect or impair the validity, legality or enforceability of (i) any other provision of this Agreement or any such other document in such jurisdiction or (ii) such provision or any other provision of this Agreement or any such other document in any other jurisdiction.

         (7) This Agreement may be executed in any number of counterparts, each having the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

         (8) There are no third party beneficiaries of this Agreement and this Agreement may not be enforced by anyone that is not a Party.

         (9) Each of the Transaction Parties shall provide to the Account Bank all instruments and documents within their respective powers to provide that are necessary for the Account Bank to perform its duties and responsibilities hereunder.

         (10) Unless otherwise agreed in writing by the Transaction Parties, the Account Bank shall not be entitled to appoint any sub-agents for performance of any rights or obligations under this Agreement.

11.      TERMINATION

         This Agreement shall terminate and the Account Bank shall be discharged from all duties and liabilities hereunder, only upon such date as the Account Bank shall have distributed all sums deposited in the Investor Dollar Account, the VIP Dollar Account, the VIP Ruble Account, and the VIP-R Ruble Account in accordance with this Agreement, without prejudice to the rights of the Parties accruing hereunder during the term of this Agreement. CLAUSES 4(4), 5(9), 5(10), 8 and 10 of this Agreement shall survive the termination of this Agreement.

12.      EFFECTIVE DATE

         This Agreement shall come into effect upon signing thereof.

                     [Remainder of Page Intentionally Blank]

IN WITNESSETH WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

                           THE INVESTOR

                           ECO TELECOM LIMITED

                           By: /s/ Serge Barychkov
                               Name: Serge Barychkov
                               Title: Attorney-in-Fact

                           VIP

                           OPEN JOINT STOCK COMPANY
                           "VIMPEL-COMMUNICATIONS"

                           By: /s/ Dmitri B. Zimin
                               Name: Dmitri B. Zimin
                               Title: President

                           By: /s/ Vladimir M. Bychenkov
                               Name:  Vladimir M. Bychenkov
                               Title:  Chief Accountant


                           VIP-R

                           CLOSED JOINT STOCK COMPANY
                           "VIMPELCOM-REGION"

                           By: /s/ Maurice Worsfold
                               Name:  Maurice Worsfold
                               Title:  Authorized Person

                           By: /s/ Galina Nesterova
                               Name:  Galina Nesterova
                               Title: Chief Accountant

                           THE ACCOUNT BANK

                           CITIBANK T/O (OOO)

                           By: /s/ Murali Subramanian
                               Name:  Murali Subramanian
                               Title:  Vice President

                           By: /s/ Svetlana Shemetova
                               Name: Marina Bykova
                               Title: Chief Accountant

                               DATED MAY 30, 2001



                              ECO TELECOM LIMITED,

                OPEN JOINT STOCK COMPANY "VIMPEL-COMMUNICATIONS",

                 CLOSED JOINT STOCK COMPANY "VIMPELCOM-REGION",

                                       and

                               CITIBANK T/O (OOO)
                                 as Account Bank

                 ----------------------------------------------

                      ACCOUNT BANK AND OVERDRAFT AGREEMENT

                 ----------------------------------------------

                                    CONTENTS

1.    INTERPRETATION..........................................................1


2.    APPOINTMENT OF ACCOUNT BANK.............................................2


3.    THE ESCROW ACCOUNT; ACCOUNTS WITH ACCOUNT BANK..........................3


4.    TRANSACTION PARTY UNDERTAKINGS..........................................3


5.    OPERATING PROCEDURES....................................................5


6.    ACCOUNTS WITH ACCOUNT BANK..............................................7


7.    [INTENTIONALLY OMITTED].................................................7


8.    FEES AND EXPENSES.......................................................7


9.    NOTICES.................................................................8

10.   GENERAL.................................................................9

11.   TERMINATION............................................................10

12.   EFFECTIVE DATE.........................................................11